                                                                  EXHIBIT 10.18

[Confidential treatment has been requested for portions of this exhibit. The confidential portions have been redacted and are denoted by [**]. The confidential portions have been separately filed with the commission.]



                       DEVELOPMENT AND LICENSE AGREEMENT


AGREEMENT, made as of this 11th day of October, 1996 by and between ILEX ONCOLOGY INCORPORATED, a company organized under Texas law, having its principal office at 14785 Omicron, Ste. 101, San Antonio, Texas 78245-3201 (hereinafter called "ILEX");

                                                                ON THE ONE HAND,


AND:


JANSSEN PHARMACEUTICA, N.V., a Belgium corporation having its principal place of business at Turnhoutseweg 30, 2340 Beerse, (hereinafter called "JANSSEN");

                                                              ON THE OTHER HAND,


(ILEX and JANSSEN are each referred to herein by name or as a "Party" or, collectively, as "Parties").

WITNESSETH:


A. WHEREAS, ILEX has an on-going research program in the field of oncology and has developed a certain candidate compound referred to as crisnatol, and has developed certain inventions, proprietary materials and know-how with respect thereto;

B. WHEREAS, ILEX has exclusive licenses to certain patent rights and know-how concerning the compound crisnatol in the United States and other territories pursuant to a License Agreement dated November 1, 1993 with Burroughs

       Wellcome Co. and The Wellcome Foundation Limited (the "BW AGREEMENT") and has the ability to grant sublicenses thereunder;

C. WHEREAS, ILEX wishes to continue the ongoing development on crisnatol for the purposes of developing a pharmaceutical product for the treatment of cancer in humans;

D. WHEREAS, JANSSEN has been engaged in research efforts focused on the development of pharmaceutical products and has certain research and development capabilities to support the further development of crisnatol and to manufacture, market and sell the product;

E. WHEREAS, JANSSEN is prepared to collaborate with ILEX in a program for the development of crisnatol and to undertake a program for the manufacture and sale of crisnatol, provided that JANSSEN is able to obtain a license under the PATENT RIGHTS and KNOW-HOW (as hereinafter defined) with exclusivity to protect its investment in such program;

F. WHEREAS, ILEX recognizes that JANSSEN requires such a license in order to justify the investment in funding and personnel needed to develop and market products developed hereunder and is willing to grant such rights.

G. WHEREAS, in connection herewith, JOHNSON & JOHNSON Development Corporation, an AFFILIATE of JANSSEN, has agreed to make an investment
       of $   [**]   in ILEX, pursuant to a Share Purchase Agreement executed
       contemporaneously herewith;

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained, IT IS AGREED AS FOLLOWS:

ARTICLE 1.    DEFINITIONS

For the purposes of this agreement (hereinafter called the "LICENSE AGREEMENT"), and solely for such purposes, the terms hereinafter set forth shall have the following respective meanings:

1.1 "AFFILIATE" or "AFFILIATES" shall mean any corporation(s) or organization(s) which directly or indirectly CONTROLS, is (are) CONTROLLED by, or is (are) under common CONTROL with JANSSEN or ILEX, as the case may be.

1.2 "COMPOUND" shall mean the chemical known as crisnatol mesylate, having the chemical structure set forth on Appendix A attached hereto and made a part hereof.

1.3 "CONTROL", "CONTROL(S)" or "CONTROLLED" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

1.4 "COST OF GOODS" means the cost of LICENSED PRODUCT inventory sold and other manufacturing related costs with respect to the LICENSED PRODUCT. These costs shall be defined as the sum of the applicable expenditures incurred directly in bringing goods acquired and/or manufactured to their existing condition or location. Cost of Goods Sold shall be calculated in the manner set forth in Appendix B. In the event LICENSED PRODUCT is sold in the form of combination products containing one or more EXTRINSIC PRODUCTS, such EXTRINSIC PRODUCT component shall not be included in the calculation of COST OF GOODS hereunder.

1.5    "DEVELOPMENT" shall mean INITIAL DEVELOPMENT and FULL DEVELOPMENT.

1.6 "DEVELOPMENT PLAN" shall mean the plan for DEVELOPMENT of a LICENSED PRODUCT attached hereto as APPENDIX C, and any and all amendments recommended by the PMT and approved by JANSSEN pursuant to Article 3.1.2.2(b) hereof.

1.7    "EFFECTIVE DATE" shall mean the date at the head of this LICENSE
       AGREEMENT.

1.8 "EXTRINSIC PRODUCT" shall mean an active ingredient other than the COMPOUND or other components in a convenience package of kit format containing COMPOUND, or other components in non-consumable devices containing COMPOUND (such as, for example, implantable pumps or electronic stimulators; however, items such as, for example, disposable transdermal patches or prefilled syringes shall constitute consumable devices).

1.9 "EUROPEAN MAJOR MARKET COUNTRIES" shall mean the United Kingdom, Germany, France, Italy and Spain.

1.10   "FDA" shall mean the United States Food and Drug Administration.

1.11   "FIELD" shall mean the treatment and/or prophylaxis of cancer in humans.

1.12 "FULL DEVELOPMENT" shall mean all work necessary to carry out the development plan for the purpose of filing MARKETING AUTHORIZATION APPLICATIONS in the United States and Europe for the LICENSED PRODUCT in the LEAD INDICATION.

1.13 "ILEX CHANGE IN CONTROL" shall mean any transaction or series of related transactions in which (i) a pharmaceutical or biotechnology company with annual worldwide sales or Five Hundred Million United States Dollars ($500,000,000) or more acquires or becomes the beneficial owner of more than thirty-three percent (33%) of the outstanding voting securities of ILEX or the surviving entity of any such transaction, whether by merger, consolidation, reorganization, tender offer or other means or (ii) ILEX is liquidated.

1.14 "ILEX KNOW-HOW" shall mean all (i) information, not generally known to the public, including all experience, data, formulas, procedures, methods, models, assays and results, and including all chemical, pharmacological, toxicological, clinical, analytical and quality control data, and (ii) all PROPRIETARY MATERIALS which, in the case of (i) or
       (ii), are (a) licensed to ILEX pursuant to the BW AGREEMENT or are otherwise now in possession or hereafter developed or acquired during the term of this LICENSE AGREEMENT by ILEX, or to which ILEX has rights to grant licenses, which are useful in the development, manufacture or use of LICENSED PRODUCT or (b) developed by ILEX in performance of the DEVELOPMENT PROGRAM.

1.15 "INITIAL DEVELOPMENT" shall mean that portion of the DEVELOPMENT PLAN up to and including the completion of a stochastic curtailment analysis of the ongoing PHASE III study for the LEAD INDICATION according to the DEVELOPMENT PLAN.

1.16 "JANSSEN KNOW-HOW" shall mean (i) such information, not generally known to the public, including all experience, data, formulas, procedures, methods, models, assays and results, and including all chemical, pharmacological, toxicological, clinical, analytical and quality control data, and (ii) all PROPRIETARY MATERIALS which in the case of either (i) or (ii), are developed in the performance of the DEVELOPMENT program and to which JANSSEN has rights to grant licenses, which JANSSEN discloses to ILEX under this LICENSE AGREEMENT. Notwithstanding the foregoing, JANSSEN

       KNOW-HOW shall not include the subject matter covered by any published patent or patent application.

1.17   "LEAD INDICATION" shall mean the treatment of glioblastoma multiforma.

1.18 "LICENSED PRODUCT" shall mean the COMPOUND or any product containing the COMPOUND as an active ingredient, (excluding, however, any in vitro or in vitro diagnostic products);

              (i) the manufacture, USE or SALE of which is covered by a VALID CLAIM of the PATENT RIGHTS or that is SOLD by JANSSEN an AFFILIATE of JANSSEN under conditions or circumstances which, if unlicensed, would amount to infringement or contributory infringement or inducement of infringement of the PATENT RIGHTS; or

              (ii) is made by or developed by JANSSEN through use of the ILEX KNOW-HOW.

1.19 "MARKETING AUTHORIZATION" shall mean all allowances and approvals (including pricing and reimbursement approvals) granted by the appropriate federal, state and local regulatory agencies, departments, bureaus or other governmental entities within a country necessary to market and SELL LICENSED PRODUCT.

1.20 "MARKETING AUTHORIZATION APPLICATION" shall mean an application and all supplements filed pursuant to the requirements of the appropriate federal, state and local regulatory agencies, departments, bureaus or other governmental entities within a country, including all documents, data and other information concerning the LICENSED PRODUCT which are necessary for or included in, an application for approval to market and SELL LICENSED PRODUCT in such country. In the case of the United States, MARKETING

       AUTHORIZATION APPLICATION shall mean a New Drug Application filed pursuant to the requirements of the FDA as more fully defined in 21 CFR
       Section 314.50 et seq.

1.21 "NET SALES," with respect to any LICENSED PRODUCT containing the Compound as the sole active ingredient, means the gross sales (i.e., gross invoice prices) or such LICENSED PRODUCT billed by JANSSEN and its AFFILIATES and SUBLICENSEES to the Third Party customers, less; (i) actual credited allowances to such Third Party customers, less; (i) actual credited allowances to such Third Party customers for spoiled, damaged, outdated and returned LICENSED PRODUCT and for allowances in lieu of returned LICENSED PRODUCT following price increases; (ii) the amounts of customary trade and cash discounts, to the extent such trade and cash discounts are not deducted by JANSSEN, its AFFILIATES its SUBLICENSEES at the time of invoice in order to arrive at the gross invoice prices; (iii) all transportation and handling charges, sales taxes, excise taxes, use taxes or import/export duties actually paid; and (iv) all other invoiced allowances and adjustments actually credited to customers including, but not limited to, rebates paid to Third Party payors, whether during the specific royalty period or not.

       With respect to any LICENSED PRODUCT containing one or more active ingredients in addition to the Compound, means the gross sales of such LICENSED PRODUCT billed by JANSSEN, its AFFILIATES and its SUBLICENSEES to Third Party customers, less all the allowances, adjustments, discounts, taxes, duties and other charges referred to in this Section 1.22, multiplied by a fraction, the numerator of which shall be the manufacturing cost or acquisition cost, as applicable, of the Compound included in such LICENSED

       PRODUCT and the denominator of which shall be the manufacturing or acquisition cost as applicable, of all active ingredients in such LICENSED PRODUCT, including the Compound.

1.22 "PATENT RIGHTS" shall mean (i) the B.W. Co. and WFL patents and patent applications listed in Appendix D under which ILEX is licensed pursuant to the BW AGREEMENT and any and all patents that may issue from said patent applications which contain claims covering the manufacture or use of the COMPOUND, including any and all divisions, continuations, continuations-in-part, extensions, substitution, renewals, confirmations, supplementary protective certificates, registrations, revalidations, reissues or additions or to any of such patents or patent applications (ii) any other patents or patent applications containing one or more claims covering a LICENSED PRODUCT, processes, products and intermediates useful for its production, its compounding into final product form, and formulations thereof, or the use or sale thereof, owned or controlled by ILEX, or to which ILEX has rights and under which ILEX has the right, at any time while this Agreement is in effect, to grant licenses to in accordance with this Agreement, subject to any pre-existing third party or government rights therein.

1.23 "PHASE III" shall mean that portion of the DEVELOPMENT PLAN which provides for continued trials of LICENSED PRODUCT on sufficient numbers of patients to established the safety and efficacy of a LICENSED PRODUCT to support MARKETING AUTHORIZATION in the proposed indication. In addition, PHASE III shall include the completion of all other development work on animal toxicity, metabolism, drug substance and drug product formulation and manufacturing development necessary to support MARKETING AUTHORIZATION.

1.24 "PLAN COSTS" shall mean all out-of-pocket, direct and allocated expenses ordinary and necessary to the execution of the DEVELOPMENT PLAN. Such expenses include: (i) out-of-pocket costs, which include payments to Third Parties for supplies, materials, and contracted outside services,
       (ii) direct labor costs which include the compensation, benefits and travel costs of ILEX employees required to carry out the DEVELOPMENT PLAN; (iii) ILEX research and development department overhead which is an allocation of general operating expenses such as depreciation, rent, utilities, taxes, insurance and administrative salaries; (iv) allocated ILEX general and administrative overhead which includes administrative costs such as legal, information services, human resources and general management, but excluding business development, licensing and marketing. PLAN COSTS shall be accumulated in accordance with generally accepted accounting principles. Allocations shall be handled on a consistent basis.

1.25   "PMT" shall mean the Project Management Team.

1.26 "PROPRIETARY MATERIALS" shall mean any composition of matter, including any of the following:

              (i)    any nucleotide sequence including DNA and RNA structures;

              (ii)   genes;

              (iii) vectors or constructs including plasmids, phages or viruses;

              (iv) host organisms including bacteria, fungi, algae, protozoa and hybridomas;

              (v) any eukaryotic or prokaryotic cell lines or expression systems or development strains thereof;

              (vi)   antibodies;

              (vii)  recombinant proteins; or

              (viii) chemical compounds; or

              (ix)   formulations or delivery devices; or

              (x) any other chemical or biological material or micro-organism.

1.27 "PROCESS OPTIMIZATION DEVELOPMENT PLAN" shall mean the plan for scale-up and optimization of the chemical manufacturing process for the COMPOUND attached hereto as APPENDIX E.

1.28   "SELLER" shall mean one who SELLS.

1.29 "SOLD", "SALE", "SALES", "SELL", "SELLING" and "SELLS" shall refer to the act of selling or disposing of for value.

1.30 "SUBLICENSEE" shall mean a third party to whom JANSSEN has extended a sublicense under Article 2.2 hereof.

1.31 "USE", "USES" and "USED" shall refer to the act of using for any commercial purposes whatsoever.

1.32 "VALID CLAIM" shall mean a claim of an issued, unexpired patent within the PATENT RIGHTS or a claim being prosecuted in a pending application within the PATENT RIGHTS. A claim of an issued, unexpired patent shall be presumed to be valid unless and until it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. For the purposes of royalty determination and payment under Article 5 hereof, any claim being prosecuted in a pending patent application shall be deemed to be the equivalent of a valid claim of an issued, unexpired patent.

ARTICLE 2.    LICENSES

2.1    Subject to the limited research license retained by the Licensor under
       Article 3.3 of the B.W. AGREEMENT, ILEX hereby grants to JANSSEN and JANSSEN hereby accepts for ILEX, upon the terms and conditions herein specified, a worldwide exclusive license or sublicense, as applicable, in the FIELD, under the PATENT RIGHTS and ILEX KNOW-HOW to develop, make, have made, USE, SELL and have SOLD, LICENSED PRODUCTS.

2.2 The license granted under Article 2.1 shall remain exclusive (i) as to the PATENT RIGHTS, for their respective lives on a country-by-country basis, and (ii) as to the ILEX KNOW-HOW, until the termination of JANSSEN's obligation to make royalty payments under Article 5.2 hereof, at which time the license under the ILEX KNOW-HOW shall automatically become a fully paid, exclusive license. Notwithstanding the foregoing, however, with respect to any country of the European Union, the license granted under Article 2.1 to the ILEX KNOW-HOW shall remain exclusive until the earlier of (i) the date on which the ILEX KNOW-HOW becomes published or generally known to the public through no fault on the part of JANSSEN, its AFFILIATES or SUBLICENSEES or (ii) the tenth (10th) anniversary of the first commercial sale of the first LICENSED PRODUCT in any country of the European Union, at which time the license under the ILEX KNOW-HOW shall automatically become a fully paid, non-exclusive license.

2.2 The license and sublicenses granted hereunder shall include the right to grant sub-licenses to AFFILIATES and third party SUBLICENSEES, provided that JANSSEN agrees to be responsible for the performance hereunder by its AFFILIATES and SUBLICENSEES to which the license and rights shall have been extended. JANSSEN may sell LICENSED PRODUCTS through its AFFILIATES or agents in any country.

2.3 If JANSSEN, ILEX or any of their sublicensees, AFFILIATES or assignees discover a use, indication or potential use or indication of the LICENSED PRODUCT which is outside the scope of the FIELD (such use, indication or potential use or indication being referred to as an "Additional Use"), the party discovering such Additional Use shall notify the other in writing and JANSSEN and ILEX shall promptly meet to discuss the submission of a written proposal to Glaxo Wellcome Inc. to obtain the rights to such Additional Use pursuant to the terms of the BW AGREEMENT as amended October 5, 1996. At JANSSEN's option, any rights obtained by ILEX to such Additional Use shall inure to the benefit of JANSSEN and such Additional Use shall be included in the license hereunder, under the same terms and conditions as a LICENSED PRODUCT in the FIELD, unless otherwise agreed to by the parties in writing.

2.3 No other, further or different license or right, except as expressly provided in Article 2 hereof, is hereby granted or implied.

ARTICLE 3.    DEVELOPMENT AND COMMERCIALIZATION

3.1    DEVELOPMENT

3.1.1  Development Program

              (a) Promptly following execution of this LICENSE AGREEMENT, ILEX shall use its best efforts based on ILEX's reasonable business judgment, to execute the DEVELOPMENT PLAN and to carry out the activities for FULL DEVELOPMENT of the LICENSED PRODUCT so that JANSSEN can launch the LICENSED PRODUCT in the United States and Europe no later than the second quarter of the year 2000. In the course of such efforts ILEX shall, under the direction of JANSSEN as coordinated by the PMT as set forth in Article 3.1.2 hereto, take appropriate steps including the following:

                     (i) Establish and maintain a program reasonably designed, funded and resourced to complete PHASE III trials on the LICENSED PRODUCT for the LEAD INDICATION;

                     (ii) Proceed following successful completion of PHASE III trials, other associated studies and all other work which the PMT reasonably deems to be required, to prepare and compile the necessary regulatory documentation for inclusion in a filing of MARKETING AUTHORIZATION APPLICATIONS in the United States and Europe for the LICENSED PRODUCT for the LEAD INDICATION. In the case of Europe, the filing may be based on the EC multistate procedure or individual filings in at least the EUROPEAN MAJOR MARKET COUNTRIES.

              (b) In carrying out the DEVELOPMENT PLAN, ILEX shall make available the number of qualified "full time equivalents" of its scientific, engineering, manufacturing and other personnel specified in the DEVELOPMENT PLAN, and shall take such steps as it deems necessary, in order to perform its obligations in accordance with the terms hereof. ILEX shall use its best based on its reasonable business judgment efforts to carry out the DEVELOPMENT PLAN in accordance with the agreed upon time and event schedule, in consultation with the PMT. JANSSEN shall have the right to control and direct performance of the DEVELOPMENT PLAN through the PMT, and shall have the right to approve any material agreement with third parties to be made by ILEX related to performance of the DEVELOPMENT PLAN hereunder which approval shall not be unreasonably withheld.

              (c) MARKETING AUTHORIZATION APPLICATIONS shall be compiled by ILEX based on information generated during the FULL DEVELOPMENT program. At JANSSEN's option, MARKETING AUTHORIZATION APPLICATIONS shall either be filed by JANSSEN or filed by ILEX and transferred to JANSSEN. JANSSEN shall own all such MARKETING AUTHORIZATIONS. JANSSEN shall exercise reasonable efforts, commensurate with the efforts it would normally exercise for products of similar potential sales volume and consistent with its overall business strategy to obtain MARKETING AUTHORIZATION for LICENSED PRODUCT in such countries as JANSSEN deems appropriate. JANSSEN shall prosecute such submissions and file the necessary reports and responses to requests fromt he pertinent regulatory authorities. ILEX shall prepare supporting documentation requested by JANSSEN. ILEX shall further assist JANSSEN with the preparation of supporting data to apply for and pursue MARKETING AUTHORIZATION APPLICATIONS.

3.1.2  Management

       3.1.2.1       The PMT

              Promptly after THE EFFECTIVE DATE HEREOF, the parties shall establish the PMT. The PMT shall be formed from a number of representatives of ILEX and a number of representatives of JANSSEN to be agreed upon by the parties from time to time. One of the JANSSEN members of the PMT, chosen at the sole discretion of JANSSEN, shall serve as chair of the PMT. Regardless of the number of representatives form each party on the PMT, each party shall present one consolidated view and have one vote on any issue in dispute. All decisions of the PMT must be unanimous.
              If the PMT fails to reach unanimous agreement on any matter before it for consideration, the matter shall be submitted to the Chief Executive of ILEX and the President of JANSSEN RESEARCH FOUNDATION for resolution. If the dispute is not so resolved, then the President of JANSSEN RESEARCH FOUNDATION shall have the final decision. Meetings of the PMT shall be held at least quarterly and may be called by either party with not less than ten (10) working days notice to the other unless such notice is waived, and meetings shall be held as agreed to by the parties from time-to-time. The PMT may be convened, polled or consulted from time to time by means of telecommunication or correspondence. Each party will disclose to the other proposed agenda items reasonably in advance of each meeting of the PMT. Each party shall bear its own costs for participation in the PMT.

       3.1.2.2       Functions of the PMT

              The PMT shall be responsible for coordinating the management of the DEVELOPMENT of LICENSED PRODUCTS performed under the provisions of this LICENSE AGREEMENT. In carrying out this function, the PMT will:

              (a) coordinate and oversee activities to be undertaken under the DEVELOPMENT PLAN and specify the details under which the DEVELOPMENT PLAN shall be carried out;

              (b) review progress of the performance of the DEVELOPMENT PLAN at lest monthly during the first six (6) months of DEVELOPMENT and thereafter at least quarterly, and recommend changes or modifications to the DEVELOPMENT PLAN, including budgets and deadlines, which shall be subject to approval by the Janssen Research Management Board. The DEVELOPMENT PLAN shall be updated at least annually;

              (c) submit progress reports to JANSSEN as to the performance of THE DEVELOPMENT PLAN, the first such report to be submitted two (2) months following the EFFECTIVE DATE and at three (3) month intervals thereafter until the SALE of LICENSED PRODUCT is approved and LICENSED PRODUCT is being marketed on a regular commercial basis. Minutes of meetings of the PMT may serve as such progress reports;

              (d) attempt to settle disputes or disagreements between the parties regarding the performance of the DEVELOPMENT PLAN;

              (e) review any material agreements with third parties to be made by ILEX related to performance of the DEVELOPMENT PLAN hereunder prior to submission to JANSSEN for their approval;

              (f) review progress of the overall development of the LICENSED PRODUCT, including activities outside of the DEVELOPMENT PLAN and keep the parties informed to the progress thereof;

              (g) perform such other functions as are appropriate to further the purposes of this LICENSE AGREEMENT as determined by the parties.

              ILEX shall designate a single project coordinator whose duties shall be to oversee matters arising under the DEVELOPMENT PLAN and to facilitate the communication of study results. Such project coordinator shall be responsible for day-to-day worldwide coordination of the DEVELOPMENT PLAN and to facilitate communication between the parties relating to the DEVELOPMENT PLAN.

       3.1.2.3       Information and Access

              ILEX and JANSSEN shall provide the PMT, its members and authorized representatives with reasonable access during regular business hours to all records and documents relating to the performance of this Agreement which it reasonably may request in order to perform its obligations hereunder; provided that if such documents are under a bona fide obligation of confidentiality to a third party, ILEX and JANSSEN, as the case may be, may withhold access thereto to the extent necessary to satisfy such obligation.

3.1.3  Development Funding

       (a) Following the EFFECTIVE DATE hereof, JANSSEN shall reimburse ILEX for all PLAN COSTS incurred by ILEX in connection with the activities carried out by ILEX during INITIAL DEVELOPMENT up to a
              maximum amount of      [**]       Dollars ($  [**] ).  All costs
              required to complete INITIAL DEVELOPMENT in accordance with the DEVELOPMENT PLAN as attached hereto in excess of such amount shall be for ILEX's account. All costs associated with modifications to the DEVELOPMENT PLAN or associated with work requested by JANSSEN and not included in the DEVELOPMENT PLAN shall be for JANSSEN's account.

       (b) During the period of INITIAL DEVELOPMENT, both ILEX and JANSSEN will work cooperatively to reduce the COST OF GOODS to an amount
              equal to or less than     [**]    percent ([**]%) of ESTIMATED
              NET SALES by optimizing (i) the chemical manufacturing process and (ii) the formulation of LICENSED PRODUCT. ILEX will be responsible for optimizing and scale-up of the chemical manufacturing process for compound in accordance with the PROCESS OPTIMIZATION DEVELOPMENT PLAN, which shall be completed by March 1, 1997. JANSSEN will be responsible for optimizing the formulation for LICENSED PRODUCT. ILEX will actively assist JANSSEN in JANSSEN's efforts to optimize the formulation for LICENSED PRODUCT and JANSSEN will actively assist ILEX's efforts to optimize and scale-up the chemical manufacturing process for COMPOUND. JANSSEN will reimburse ILEX for its costs incurred prior to March 1, 1997 associated with ILEX's performance of the PROCESS OPTIMIZATION DEVELOPMENT PLAN up to an amount equal to
                  [**]       Dollars ($ [**]  ).  Costs shall be defined in the
              same manner as PLAN COSTS.

       (c) Following the period of INITIAL DEVELOPMENT, provided JANSSEN has not elected to terminate this LICENSE AGREEMENT in accordance with the provisions of Article 17.1, the parties shall proceed with FULL DEVELOPMENT and JANSSEN shall reimburse ILEX for all PLAN COSTS associated with FULL DEVELOPMENT, up to a maximum amount for all DEVELOPMENT costs, including INITIAL DEVELOPMENT,
              of     [**]        Dollars ($  [**] ).  All costs required to
              complete DEVELOPMENT in accordance with the DEVELOPMENT PLAN as attached hereto in excess of such amount shall be for ILEX's account. Costs related to modifications to the DEVELOPMENT PLAN or work performed by, or requested by JANSSEN for developing the LICENSED PRODUCT in excess of the work defined in the DEVELOPMENT PLAN which result from additional requirements of Health Authorities in one or more countries or for post-marketing studies, or for other reasons shall be borne by JANSSEN.

       (d) JANSSEN shall pay ILEX for PLAN COSTS and costs associated with manufacturing optimization and scale-up activities performed by ILEX pursuant to Article 3.1.3(b) hereof on a monthly basis.
              ILEX shall invoice JANSSEN monthly for PLAN COSTS incurred during the preceding month. JANSSEN shall pay such invoices by the end of the month immediately following the month in which it receives ILEX's invoices.

3.1.4  Recordkeeping and Audit

       ILEX will maintain complete and accurate records which are relevant to its execution of the DEVELOPMENT PLAN and manufacturing optimization activities pursuant to the SCALE-UP DEVELOPMENT PLAN, including records concerning the expenditures associated therewith. ILEX shall maintain all records relating thereto, including raw data, patient case reports, microscope slides of tissues and the like in good order in the event that the FDA or other regulatory authorities wish to inspect such data as part of the regulatory approval of a LICENSED PRODUCT or as part of their continuing oversight of the development and marketing of the LICENSED PRODUCT. Such records shall be open during regular business hours for a period of two (2) years from creation of individual records for examination at JANSSEN's expense for the sole purpose of verifying whether such expenditures are in accordance with the agreed DEVELOPMENT PLAN as administered by the PMT; provided however, that such right may not be exercised more than once in any calendar year. JANSSEN shall be entitled to a credit against future PLAN COST payments or a refund for any expenditures which such audit reveals were not made in accordance with the DEVELOPMENT PLAN as administered by the PMT.

3.1.5  Transfer of Know-How

       Upon completion of FULL DEVELOPMENT, or otherwise upon JANSSEN's request, ILEX agrees to use its best efforts to assure the complete transfer to JANSSEN of all existing ILEX KNOW-HOW reasonably necessary for JANSSEN to manufacture, USE and SELL LICENSED PRODUCT and otherwise fulfill the purposes of this Agreement ILEX shall provide JANSSEN with such supporting documentation necessary for JANSSEN to obtain MARKETING AUTHORIZATION for LICENSED PRODUCT for the LEAD INDICATION or any other indication for LICENSED PRODUCT and shall provide JANSSEN with appropriate regulatory letters of reference and certificates necessary.

       Thereafter during the term of this Agreement, any additional ILEX KNOW-HOW relating to the FIELD developed by ILEX and which ILEX has the right to disclose to JANSSEN shall be disclosed within a reasonable time of its receipt or development. JANSSEN shall be free to use such ILEX KNOW-HOW received hereunder for the purposes of this Agreement as it, in its sole discretion, deems appropriate.

3.2    COMMERCIALIZATION

       3.2.1 Once a LICENSED PRODUCT has been approved for marketing, JANSSEN shall be responsible, at its sole discretion, for the promotion, advertising and SELLING of LICENSED PRODUCT under this LICENSE AGREEMENT. In doing so, JANSSEN shall exercise reasonable efforts, commensurate with the efforts it would normally exercise for products with similar potential sales volume and consistent with its overall business strategy.

       3.2.2 Notwithstanding any other provision hereunder, JANSSEN makes no representation or warranty that it will develop or market any LICENSED PRODUCT covered by this Agreement unless JANSSEN determines, in its sole discretion, that such development and marketing is economically or technically justified, or, if JANSSEN does develop or market any of the LICENSED PRODUCTS, that such LICENSED PRODUCT shall be the exclusive means by which JANSSEN or its AFFILIATES will participate in the field in which the LICENSED PRODUCT is marketed. In the event JANSSEN decides not to market any LICENSED PRODUCT hereunder, it shall promptly notify ILEX and shall terminate this LICENSE AGREEMENT, pursuant to Article 17 hereof. Furthermore, all business decisions including, without limitation, the design, sale, price and promotion of LICENSED PRODUCTS covered under this Agreement and the decision whether to sell a LICENSED PRODUCT shall be within the sole discretion of JANSSEN. ILEX acknowledges that JANSSEN or its AFFILIATES may now or in the future develop or acquire products for the treatment, diagnosis and prevention of disease in the field in which LICENSED PRODUCTS are developed or marketed.

ARTICLE 4.    LICENSE FEES

4.1 In consideration of the rights and licenses granted to JANSSEN under this Agreement, JANSSEN shall pay ILEX an initial license fee of
            [**]      Dollars ($ [**]  ) within ten (10) Days of the EFFECTIVE
       DATE.

4.2 In addition, JANSSEN shall pay to ILEX, subject to Article 17, Milestone License Fees in amounts and times as follows:

              (i) in the event INITIAL DEVELOPMENT is completed with 50 evaluable patients prior to March 1, 1997, and provided JANSSEN has not terminated this LICENSE AGREEMENT in
                     accordance with Article 17.1 hereof:    [**]
                     Dollars ($ [**]  );

              (ii) within thirty(30) days of the first filing of a MARKETING AUTHORIZATION APPLICATION in the United States for the
                     LEAD INDICATION:     [**]          Dollars ($ [**]  );

              (iii) within thirty (30) days of the filing of MARKETING AUTHORIZATION APPLICATIONS in the first country of the EUROPEAN MAJOR MARKET COUNTRIES for the LEAD INDICATION:
                         [**]         Dollars ($ [**]  );

              (iv) within thirty (30) days of the first filing of a MARKETING AUTHORIZATION APPLICATION in Japan for the LEAD
                     INDICATION:       [**]       Dollars ($  [**] );

              (v) within thirty (30) days of the receipt of the first MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for the LEAD INDICATION in the United
                     States:       [**]         Dollars ($ [**]  );

              (vi) within thirty (30) days of receipt of MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for the LEAD INDICATION in the first country of
                     the EUROPEAN MAJOR MARKET COUNTRIES:      [**]
                     Dollars ($  [**] );

              (vii) within thirty (30) days of the receipt of the first MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for the LEAD INDICATION in Japan:
                           [**]        Dollars ($ [**]  );

              (viii) within thirty (30) days of the receipt of the first
                     MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for one additional indication other than the LEAD INDICATION in the United States:
                           [**]            Dollars ($ [**]  );

              (ix) within thirty (30) days of the receipt of the first MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for one additional indication other than the LEAD

                     INDICATION in the first country of the EUROPEAN MAJOR
                     MARKET COUNTRIES:        [**]           Dollars
                     ($  [**] );

              (x) within thirty (30) days of the receipt of the first MARKETING AUTHORIZATION permitting commercial sale of LICENSED PRODUCT for one additional indication other than
                     the LEAD INDICATION in Japan:       [**]           Dollars
                     ($  [**] ).

ARTICLE 5.    ROYALTIES, RECORDS AND REPORTS

5.1 For the rights and privileges granted under this LICENSED AGREEMENT, JANSSEN shall pay to ILEX, subject to Article 17, earned royalties on the NET SALES of all LICENSED PRODUCTS that are SOLD by or for JANSSEN or AFFILIATES or SUBLICENSEES under this LICENSE AGREEMENT. The royalty rate shall increase or decrease in accordance with the following formula as a result of changes in the COST OF GOODS made as a result of optimizing the formulation and bulk production of LICENSED PRODUCT:

              (a)    for all sales in a calendar year up to and including
                           [**]      Dollars ($  [**] ), a royalty based on the
                     Actual Cost of Goods Percentage (ACOG%, as defined below in paragraph 5.1(d)) as follows:

                     (i)    where the ACOG% is   [**]  percent ([**]%) or
                            less:  a royalty of  [**]   percent ([**]%);

                     (ii)   where the ACOG% is   [**]   percent ([**]%) or
                            more:  a royalty of   [**]     percent ([**]%);

                     (iii)  where the ACOG% is between   [**]  percent ([**]%)
                            and   [**]    percent ([**]%):  a royalty
                            calculated in accordance with the following formula:

                                      [**]

                            wherein AR is the adjusted royalty rate, and AR1 is the Royalty Rate Adjustment for Cost of Goods Percentage Changes, calculated as set forth in
                            Article 5.1(d).

              (b)    for all sales in a calendar year greater than
                         [**]       Dollars ($  [**] ), up to and including
                         [**]     Dollars ($ [**]  ), a royalty based on the
                     ACOG% as follows:

                     (i)    where the ACOG% is   [**]  percent ([**]%) or
                            less:  a royalty of   [**]  percent ([**]%);

                     (ii)   where the ACOG% is    [**]   percent ([**]%) or
                            more:  a royalty of    [**]    percent ([**]%);

                     (iii)  where the ACOG% is between  [**]   percent ([**]%)
                            and   [**]   percent ([**]%):  a royalty
                            calculated in accordance with the following formula:

                                      [**]

                            wherein AR is the adjusted royalty rate, and AR is the Royalty Rate Adjustment for Cost of Goods Percentage Changes, calculated as set forth in
                            Article 5.1(d).

              (c)    for all sales in a calendar year exceeding
                            [**]      Dollars ($  [**] ), a royalty based on
                     the ACOG% as follows:

                     (i)    where the ACOG% is   [**]   percent ([**]%) or
                            less:  a royalty of  [**]    percent ([**]%);

                     (ii)   where the ACOG% is   [**]     percent ([**]%) or
                            more:  a royalty of  [**]     percent ([**]%);

                     (iii)  where the ACOG% is between   [**]   percent
                            ([**]%) and     [**]    percent ([**]%):  a
                            royalty calculated in accordance with the following formula:

                                                [**]

                            wherein AR is the adjusted royalty rate, and AR is the Royalty Rate Adjustment for Cost of Goods Percentage Changes, calculated as set forth in
                            Article 5.1(d).

              (d) As used herein, the Actual Cost of Goods Percentage (ACOG%) is calculated in accordance with the formula:
                     ACOG% =      [**]     where ACOG is the Actual COST OF
                     GOODS and RP is the Reference Net Sales Price as defined below. The Royalty Rate Adjustment for Cost of Good Percentage Changes (AR) shall be calculated in accordance with the following formula:

                                             [**]

                     wherein RCOG is the Reference Cost of Goods, ACOG is the Actual COST OF GOODS and RP is the Reference Net Sales Price. The Reference Net Sales Price (RP) is $ [**] and the Reference Cost of Goods (RCOG) equals $ [**] and reflects the projected Net Sales Price and COST OF GOODS of the current contemplated base therapy using [**] cycles of [**] grams of COMPOUND per cycle ([**] cycle -
                             [**]         ).  Should the required
                     dose not equal  [**] grams COMPOUND per cycle for   [**]
                     cycles, but rather some other dose, the Reference Cost of Goods and Reference Net Sales Price shall be adjusted accordingly to reflect such change. The Actual Cost of Goods (ACOG) shall be calculated based on the same base therapy as set forth above and shall be adjusted annually at the beginning of each calendar year by taking the average COST OF GOODS sold for the previous calendar year. Thus, by way of non-limiting example, if the Actual Cost of Goods is reduced to $  [**]  and the Reference Net
                     Sales Price is $ [**] , the Actual Cost of Goods Percentage (ACOG%) will be [**]% and paragraph (iii)
                     above will apply in each instance.  AR(1) will be: [**]
                     and the Royalty Rate under paragraph (a)(iii) above will be
                        [**]   .

5.2 Earned royalty shall be paid pursuant to Article 5.1 hereof on all LICENSED PRODUCTS, on a country-by-country basis for eight (8) years from first commercial sale of the first LICENSED PRODUCT in such country. Thereafter, royalties shall be paid in respect of a given LICENSED PRODUCT until the expiration of the last to expire of the PATENT RIGHTS containing a VALID CLAIM covering the LICENSED PRODUCT in such country. Notwithstanding the foregoing, however, with respect to any country of the European Union, royalties on NET SALES of LICENSED PRODUCT which are payable only by virtue of the ILEX KNOW-HOW shall be payable commencing from the date of first commercial sale of the first LICENSED PRODUCT in such country and ending on the earlier of (i) the date on which the ILEX KNOW-HOW becomes published or generally known to the public through no fault on the part of JANSSEN, its AFFILIATES or SUBLICENSEES or (ii) the eighth (8th) anniversary of the first commercial sale of the first LICENSED PRODUCT in such country.

5.3 Earned royalty shall be paid pursuant to Article 5.1 hereof on all LICENSED PRODUCTS SOLD under this LICENSE AGREEMENT; however, the earned royalty payable on a given LICENSED PRODUCT made hereunder shall not become due and owing until such LICENSED PRODUCT is SOLD. The earned royalty for any particular LICENSED PRODUCT shall be due upon the first bona fide arm's length SALE thereof and any subsequent SALE of such LICENSED PRODUCT by other than JANSSEN, an AFFILIATE or SUBLICENSEE shall be royalty free.

5.4 Notwithstanding the provisions of Article 5.3 hereof, in the case of transfers or SALES of any LICENSED PRODUCT between JANSSEN and an AFFILIATE or SUBLICENSEES or between AFFILIATES, one and only one royalty shall be payable thereon and such royalty shall become payable upon the final SALE thereof to a third party.

5.5 For the purposes of reporting and making payments of earned royalties under this LICENSE AGREEMENT, the manufacture, SALE or USE of LICENSED PRODUCTS by any AFFILIATE, or SUBLICENSEE to which the license and rights shall have been extended shall be considered the manufacture, SALE or USE of such LICENSED PRODUCT by JANSSEN and any such AFFILIATE or SUBLICENSEE may make the pertinent reports and royalty payments specified in this Article 5 hereof directly to ILEX on behalf of JANSSEN; otherwise, such reports and payments on account of SALES of LICENSED

       PRODUCTS by each AFFILIATE and SUBLICENSEE shall be made by JANSSEN; and, in ny event the SALES of LICENSED PRODUCT by each such AFFILIATE shall be separately shown in the reports to ILEX if such information is readily available to JANSSEN.

5.6 ILEX hereby agrees, at the request of JANSSEN, to grant direct licenses containing the same terms, conditions and provisions as this Agreement to any AFFILIATE under LICENSED PATENTS and ILEX KNOW-HOW to make, have made, use, sell and have sold LICENSED PRODUCTS. Any such licensed AFFILIATE shall thereafter report NET SALES directly to ILEX and the activities of any such AFFILIATE shall not be includable in any reports made by JANSSEN to ILEX.

5.7 JANSSEN shall keep full, true and accurate books of account containing all particulars in accordance with JANSSEN'S normal accounting procedures then in effect for the purpose of showing the amount payable to ILEX by way of royalty as aforesaid or by way of any other provision hereunder. Said books of account shall be kept at JANSSEN's principal place of business. Said books and the supporting data shall be maintained and kept open during reasonable business hours, for four (4) years following the end of the calendar year to which they pertain (and access shall not be denied thereafter, if reasonably available), to the inspection of an independent certified public accountant retained by ILEX and reasonably acceptable to JANSSEN for the purpose of verifying JANSSEN's royalty statements, or JANSSEN's compliance in other respects with this LICENSE AGREEMENT, but this right to inspect may not be exercised more than one in any year and once a calendar year is audited, it may not be re-audited. Said accountant shall disclose to ILEX only information relating solely to the accuracy of the royalty reports and the royalties paid under this Agreement. Names of customers and other confidential information shall not be disclosed to ILEX by such independent accountant. Such accountant shall be retained at ILEX'S sole expense.

5.8 As soon as possible after the first day of January, April, July and October of each year, and in no event later than forty-five (45) days after each such date, JANSSEN shall deliver to ILEX a true and accurate report, in respect of LICENSED PRODUCTS SOLD by JANSSEN, AFFILIATES, and SUBLICENSEES and the NET SALES due during the preceding three (3) months ("Accounting Period") under this LICENSE AGREEMENT showing (i) the NET SALES of all LICENSED PRODUCTS in the United States or the Non-U.S. Territory, as applicable; during the Accounting Period; (ii) the royalties which have accrued hereunder in respect of such sales (iii) withholding taxes, if any, required by law to be deducted in respect of such sales; and (iv) the exchange rates used in determining the amount of royalties payable.

       ILEX will then promptly deliver an invoice to JANSSEN in a form acceptable to JANSSEN. Within thirty (30) days of receipt of such invoice, JANSSEN shall pay to ILEX the royalty and any other payments due under this LICENSE AGREEMENT for the period covered by such report. If no royalties are due, it shall be so reported. Royalties shall be paid to ILEX in United States Dollars at ILEX'S office specified for the purposes of giving notice in Article 22 hereof.

5.9 The remittance of royalties payable on sales outside the United States will be payable to ILEX in United States Dollars equivalents at the official rate of exchange of the currency of the country from which the royalties are payable as quoted by The Wall Street Journal, New York Edition, for the day upon which the transfer of funds for the royalty payment is made. If the transfer or the conversion into United States Dollar equivalents in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary shall be made by the deposit thereof, in the currency of the country where the sales were made on which the royalty was based, to the credit and account of ILEX or its nominee in any commercial bank or trust company of its choice located in that country, prompt notice of which shall be given by JANSSEN to ILEX.

5.10 In any country where the rate of royalty is limited by law, the royalty payment shall be made to ILEX at the highest rate permitted by law or allowed for tax deductibility purposes in that county for licenses of the type herein granted provided that such rate is equal to or less than the rate specified in this LICENSE AGREEMENT.

5.11 Any tax required to be withheld on royalties payable to ILEX under the laws of any foreign country shall be promptly paid by JANSSEN for and on behalf of ILEX to the appropriate governmental authority, and JANSSEN shall furnish ILEX with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable ILEX to support a claim for income tax credit in respect of any sum so withheld. Any such tax required to be withheld shall be an expense of and borne by ILEX.

5.12 JANSSEN'S obligation to make payments of royalties under this Article shall be waived an excused to the extent that the statutes, laws, codes, or government regulations of the country from which such payments are to be paid prohibit or prevent such payments.

ARTICLE 6.    CONFIDENTIALITY

6.1 Disclosures of confidential and proprietary information hereunder by either party to the other shall be made in writing (or promptly confirmed in writing if made in another form), and shall be clearly market "Confidential". Such confidential information shall be safeguarded by the recipient, shall not be disclosed to third parties and shall be made available only to recipient's employees or independent contractors who agree in writing to equivalent conditions and who have a need to know the information for the purposes specified under this Agreement. All confidential information shall remain the property of the disclosing party and be returned to the disclosing party within thirty (30) days of termination of this Agreement except for one (1) copy which may be retained by the receiving party for purposes of determining its legal rights hereunder. Notwithstanding the foregoing however, JANSSEN may retain confidential information of ILEX upon normal expiration of this LICENSE AGREEMENT pursuant to Article 16. These mutual obligations of confidentiality shall apply for a period of five
       (5) years after the termination of this Agreement, but such obligations shall not apply to any information that:

(i) is published or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation under this Agreement; or

(ii) was already known to the recipient as evidenced by prior written documents in its possession; or

(iii) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party hereunder; or

(iv) is developed by or on behalf of the receiving party, without reliance on confidential information received hereunder; or

(v) is provided to third parties under appropriate terms and conditions including confidentiality provisions equivalent to those in this Agreement for consulting, manufacturing development, manufacturing, external testing nd marketing trials with respect to the products covered by this Agreement; or

(vi) is used with the consent of the disclosing party (which consent shall not be unreasonably withheld) in applications for patents or copyrights under the terms of this Agreement; or

(vii)  has been approved in writing for publication by the disclosing party; or

(viii) is required to be disclosed in compliance with applicable laws or regulations in connection with the manufacture or sale of products covered by this Agreement; or

(ix) is otherwise required to be disclosed in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction; or

(x) is product-related information which is reasonably required to be disclosed in connection with marketing of products covered by this Agreement.

6.2 Notwithstanding any provision herein to the contrary, with respect to any confidential information disclosed to ILEX under the BW AGREEMENT and identified as such, JANSSEN agrees to comply with the confidentiality provisions of the BW AGREEMENT with respect thereto.
       The parties recognize the importance of publishing the information developed in the FULL DEVELOPMENT Program under the provisions of this Agreement. Accordingly, ILEX agrees to provide JANSSEN with a copy of any proposed written or oral paper, abstract, or public presentation concerning LICENSED PRODUCTS at least sixty (60) days before submission to a journal and at least ninety (90) days prior to an anticipated actual publication date for its consent to publish. JANSSEN will endeavor to provide its consent within sixth (60) days of receipt of such request to publish. The failure of JANSSEN to respond to such a request within such sixth (60) day period shall be deemed to be an approval of such request and ILEX shall then be free to publish such paper, abstract or presentation.

ARTICLE 7.    ADVERSE EVENT REPORTING

       ILEX shall promptly inform JANSSEN in writing within twenty-four (24) hours of its receipt of any information which it receives regarding or related to any serious, unexpected adverse reaction to LICENSED PRODUCT. Each party shall comply with each Adverse Drug Experience reporting requirement of it in the United States Federal Food Drug and Cosmetic Act, as amended (22 US Section 301 et seq.) and the similar requirements of international regulatory authorities. In addition, on an on-going basis, each party agrees to make a good faith effort to promptly provide the other party with any additional information in its possession which indicates adverse effects in humans associated with LICENSED PRODUCT. The obligations of this Article shall survive termination of this Agreement as to LICENSED PRODUCT continued to be sold by JANSSEN.

ARTICLE 8.    PATENT FILING, PROSECUTION AND MAINTENANCE

8.1 Title to all know-how, proprietary materials or patents claiming inventions made solely by an employee of a Party in the course of performing the DEVELOPMENT PLAN shall be owned by such Party, subject to the license provisions of Article 2 hereunder. Title to all know-how, proprietary materials or patents claiming inventions made jointly by employees of ILEX and JANSSEN shall be jointly owned by ILEX and JANSSEN, subject to the license provisions of Article 2 hereunder. The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions. Each Party shall be responsible for filing patent applications on inventions made solely by an employee of a Party hereof. The Parties shall mutually agree on mutually acceptable outside counsel for the filing of any jointly owned patent applications and shall equally share the expenses associated therewith.

8.2 ILEX shall ensure that all patents and patent applications owned or controlled by ILEX within the PATENT RIGHTS are diligently filed, maintained and prosecuted. Further with respect to the B.W. Co. and WFL patents and patent applications listed in Appendix D, ILEX agrees to exert reasonable efforts to ensure that such patents are diligently maintained. ILEX agrees to request from B.W. Co. and WFL, and to provide JANSSEN with documentary evidence concerning the maintenance and payment of taxes on such patents. ILEX does not represent or warrant that patents on any such patent applications will be obtained and ILEX shall in its sole discretion be responsible for determining whether to abandon any or all of said patent applications.

8.3 With respect to all patents and patent applications owned or controlled by ILEX, ILEX agrees to promptly provide JANSSEN with copies of:

       1.     All patent applications included in PATENT RIGHTS;

       2. All prior art searches in its possession related to said patent applications and the subject matter of this License Agreement; and

       3. All correspondence to and from the United States Patent and Trademark Office related to said patent applications as well as all requested correspondence relating to corresponding national and international patent applications.

8.4 JANSSEN shall have the right to consult with ILEX regarding the content of said patent applications, prior art searches and correspondence, and to comment thereon. ILEX shall consider all such comments offered by JANSSEN, it being agreed, however, that all final decisions respecting conduct of the prosecution of said patent applications shall rest solely in the discretion of ILEX.

8.5 Within nine (9) months of the initial filing date of any patent application, or at least three (3) months prior to entering the national phase of any International Patent Application within the PATENT RIGHTS, ILEX shall consult with JANSSEN and request a list of foreign countries where such patent application shall be filed. ILEX shall file patent applications in those foreign countries which may be designated in writing by JANSSEN and JANSSEN shall be permitted to consult with ILEX in the selection of foreign patent counsel and in the preparation and prosecution of said foreign patent applications.

8.6 In the event ILEX decides to abandon or allow to lapse any of the B.W. Co. or WFL patents or patent applications listed in Appendix D, it shall inform JANSSEN and JANSSEN shall be given the opportunity to prosecute such patent application and/or maintain such patent at its own expense and JANSSEN shall receive a royalty credit for any expenses associated therewith. With respect to any patents or patent applications owned or controlled by ILEX other than the B.W. Co. or WFL patents (the "ILEX patents"), ILEX shall promptly notify JANSSEN in the event ILEX decides not to file, to abandon or discontinue prosecution or maintenance of any such ILEX patents. Such notification will be given as early as possible which in no event will be less than sixty (60) days prior to the date on which said application(s) will become abandoned. JANSSEN shall have the option, exercisable upon written notification to ILEX, to assume full responsibility for the filing, prosecution or maintenance of the affected ILEX patents or patent application(s), in which event all such affected patents or patent application(s) shall be promptly assigned by ILEX to JANSSEN and all royalty obligations with respect to said ILEX patents or patent applications shall cease.

8.7 JANSSEN shall co-operate with ILEX, and ILEX agrees to diligently seek any extension under the U.S. Drug Price Competition and patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of the Member States of the European Community or other similar measure in any other country that is available or that becomes available in respect of the term of any patent within the PATENT RIGHTS including any patent that may issue on a patent application within the PATENT RIGHTS.
       JANSSEN shall diligently advise ILEX in a timely manner of approval by the Food and Drug Administration of the United States of America to USE, SELL or market LICENSED PRODUCTS or any other governmental approval obtained by or on behalf of JANSSEN or an AFFILIATE that is pertinent to any such extension and JANSSEN shall supply ILEX with any pertinent information and data in its possession or control or that is in the possession or control of any AFFILIATE or SUBLICENSEE and shall cooperate fully in assisting ILEX to obtain any such extension that it may seek and JANSSEN shall supply ILEX in a timely manner with any information and data and any supporting affidavits or documents required to comply with 35 US 156 Extension of Patent Term (and any successor legislation) and any administrative rules or regulation thereunder or required to comply with any corresponding laws and regulations that are or shall be in effect in any country within the PATENT RIGHTS, all without further consideration. JANSSEN shall require its AFFILIATES to comply with this Article 8.7.

ARTICLE 9.    INFRINGEMENT

9.1    (a)    In the event that there is infringement on a commercial scale by a third party of any patent licensed to JANSSEN hereunder,
              JANSSEN shall notify ILEX in writing to that effect, including with said written notice evidence establishing a prima facie case of infringement by such third party.  If, prior to the expiration of one hundred and twenty (120) days from the date of said notice, ILEX obtains a discontinuance of such infringement or suit is brought against the third party infringer either by ILEX or its Licensor under the B.W. AGREEMENT, then the obligation of
              JANSSEN to pay royalties under such licensed patent shall
              continue unabated.  Such party bringing suit shall bear all the expenses of any suit brought by it.  In the event damages or other monies are awarded or received in settlement of such suit,
              ILEX and such Licensor shall be entitled to deduct an amount to cover their out-of-pocket expenses, including attorneys fees, incurred for such suit.  JANSSEN shall be entitled to receive
                 [**]   percent ([**]%) of the balance of any recoveries.
              JANSSEN will cooperate with ILEX in any such suit and shall have the right to consult with ILEX and be represented by its own counsel at its own expense.

       (b) If, after the expiration of said one hundred and twenty (120) days from the date of said notice, ILEX has not overcome the prima facie case of infringement, obtained a discontinuance of such infringement, or suit has not been brought against the third party infringer, then
              JANSSEN shall have the right, after such one hundred twenty (120) da notice period, but not the obligation, to bring suit against such infringer and join ILEX and its Licensor under the B.W. AGREEMENT as a party plaintiff, provided that JANSSEN shall bear all the expenses of such suit. Any damages or other monies awarded or received in settlement of such suit shall first be used to reimburse JANSSEN for its out-of-pocket costs and expenses of litigation, and the remainder shall be retained by JANSSEN subject only to the payment of royalties thereupon as required under the terms of the B.W. AGREEMENT. ILEX will cooperate with JANSSEN in any suit for infringement of a licensed patent brought by JANSSEN against a third party, and shall have the right to consult with JANSSEN and to participate in and be represented by independent counsel in such litigation at its own expense. JANSSEN shall incur no liability to ILEX as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any patent in the PATENT RIGHTS invalid or unenforceable.

       (c) During the pendency of any suit for infringement brought by JANSSEN , JANSSEN shall continue to pay ILEX royalties corresponding to the royalties ILEX must pay pursuant to the B.W. AGREEMENT. Any additional royalties payable which accrue during the pendency of any suit for infringement brought by JANSSEN shall be held in escrow by JANSSEN until a final decision is rendered by a court of competent jurisdiction from which no appeal can be or is taken. In the event the patent under which such royalties are payable is held to be invalid, the accrued royalties shall be retained by JANSSEN to offset litigation expenses. In the event the validity of the patent is upheld, the accrued royalties shall be paid to ILEX, and any damages or other monies awarded or received in settlement of such suit shall be retained by JANSSEN subject to the payment of royalties pursuant to the B.W. AGREEMENT as hereinbefore addressed.

9.2 In the event either party hereto shall initiate or carry on legal proceedings to enforce the PATENT RIGHTS against an alleged infringer, as provided herein, the other party hereto shall fully co-operate with the party initiating or carrying on such proceedings.

9.3 ILEX warrants that it is presently aware of no enforceable issued patents owned by a third party which would be infringed by reason of the manufacture, use or sale of any LICENSED PRODUCT. In the event JANSSEN is charge with such infringement by a third party, JANSSEN shall have the right to defend against such charge of infringement and, during the period in which such litigation is pending, JANSSEN shall have the right
       to apply up to    [**]     percent ([**]%) of the royalties, license
       fees or milestone payments due ILEX on development or sales of the allegedly infringing LICENSED PRODUCT against its litigation expenses. If, as a result of judgment in the litigation or settlement with the third party, JANSSEN is required to pay royalties or other monies to such third party, JANSSEN may thereafter deduct from the amount of royalties, license fees or milestone payments due ILEX on NET SALES or DEVELOPMENT of the JANSSEN may thereafter deduct from the amount of royalties, license fees or milestone payments due ILEX on NET SALES or DEVELOPMENT of the LICENSED PRODUCT charged to infringe, an amount which is the lesser of

          [**]     percent ([**]%) of all sums actually paid by JANSSEN to
       such third party or    [**]      percent ([**]%) of all royalty or
       other payments otherwise payable to ILEX on the NET SALES or DEVELOPMENT of such LICENSED PRODUCT, provided however, that in no event shall the royalties payable by JANSSEN hereunder to ILEX be less than the amount ILEX is required to pay B.W. Co. and WFL under the terms of the B.W. AGREEMENT.

ARTICLE 10.   PUBLICITY

10.1 Except as required by law or applicable regulation or the terms of this LICENSE AGREEMENT or otherwise mutually agreed to by the Parties, each Party shall treat as confidential the terms, conditions and existence of this LICENSE AGREEMENT. Notwithstanding the foregoing, a party may disclose the terms, conditions and existence to an AFFILIATE or SUBLICENSEE which agrees to be bound by this Article 10 to the same extent as such Party.

10.2 In the absence of specific agreement between the Parties, neither parties, neither Party shall, without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), originate any publicity, news release or public announcement, written nor oral, whether to the public or press, relating to this Agreement, including its existence, the subject matter to which it relates, performance under it or any of its terms or to any amendment hereto, excepting only such announcements as in the opinion of counsel for the Party making such announcement is required by law to be made. Any such announcements shall be factual and as brief as possible. If a party decides to make an announcement required by law, it will give the other Party 10 business days' advance written notice, where possible, of the text of the announcement so that the other Party will

                      PAGES 36 THROUGH 40 ARE NOT INCLUDED

14.3 Each respective Indemnitee and Indemnitor hereunder hereby agrees to cooperate in the defense of any such claim, lawsuit or action. Indemnitee further agrees to make available to Indemnitor its employees, document and expertise in the mutual defense of such action. Indemnitee hereby agrees to immediately notify Indemnitor within five (5) days of Indemnitee's receipt thereof of any claim, lawsuit or action which is within the scope of Indemnitor's undertaking. Failure to provide such notification shall terminate Indemnitor's obligation as to such lawsuit, claim or action. Indemnitor shall bear no responsibility for any expenses incurred by Indemnitee prior to such notice.

14.4 The respective Indemnitor hereunder shall control the management of any such claim, lawsuit or action, including, without limitation, the selection of counsel, trial strategy, and determination of the appropriateness and reasonableness of any settlement.

ARTICLE 15.   BANKRUPTCY

       All rights and licenses granted under or pursuant to this Agreement by each Party are, and shall otherwise be deemed to be, for purposes of
       Section 365(n) of Title 11, U.S. code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(6) of the Bankruptcy Code. The Parties agree that JANSSEN, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. ILEX agrees, during the term of this Agreement, to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such intellectual property. ILEX further agrees that in the event of the commencement of a bankruptcy proceeding by or against it under the Bankruptcy Code, JANSSEN shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession shall be promptly delivered to JANSSEN (a) upon such commencement of a bankruptcy proceeding upon written request therefor by JANSSEN, unless ILEX elects to continue to perform all of its obligations under this Agreement or
       (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of ILEX upon written request therefor by JANSSEN.

ARTICLE 16.   DURATION

16.1 This Agreement shall commence upon the EFFECTIVE DATE and shall, unless sooner terminated pursuant to any other provision of this Agreement, continue in full force and effect for as long as royalties are payable according to the provisions of Article 5 herein. Pursuant to Article
       2.2 hereof, on a country-cy-country basis, once JANSSEN has paid royalties for the full period under which such royalty payments are due under Articles 5.1 and 5.2 hereunder, JANSSEN and its AFFILIATES shall have a fully paid-up, irrevocable license under the ILEX KNOW-HOW to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCTS.

ARTICLE 17.   TERMINATION

17.1 Notwithstanding any other provision herein, within thirty (30) days of completion of INITIAL DEVELOPMENT or, if INITIAL DEVELOPMENT is not completed by March 1, 1997, at any time thereafter prior to April 1, 1997, JANSSEN may immediately terminate this LICENSE AGREEMENT in its entirety for any reason. In such event, JANSSEN shall pay ILEX for its expenses associated with termination of the PHASE III study, up to a
       maximum of          [**]              Dollars ( [**]  ).  Thereafter,
       JANSSEN may
       terminate this LICENSE AGREEMENT in its entirety at any time during FULL DEVELOPMENT upon three (3) months' written notice to ILEX, at no further expense to JANSSEN beyond any expenses incurred during such three (3) month notice period.

17.2 Notwithstanding any other provision herein, upon completion of FULL DEVELOPMENT, JANSSEN may terminate this LICENSE AGREEMENT on a country-by-country basis or in its entirety for any reason upon three (3) months' written notice to ILEX.

17.3 Notwithstanding any other provisions of this Agreement, either party, at its option, may terminate this Agreement on ninety (90) days prior written notice served by one party should the other party fail to comply with or perform its obligations hereunder, unless such failure or non-performance is corrected within the ninety (90) day period following notification, or such extended period as shall be agreed between the parties.

17.4 Should a party commit an act of bankruptcy, be declared bankrupt, voluntarily file or have filed against it a petition for bankruptcy or reorganization unless such petition is dismissed within sixth (60) days of filing, enter into an arrangement for the benefit of creditors, enter into a procedure of winding up to dissolution or should a Trustee or Receiver be appointed for its business assets or operations, the other party shall be entitled to terminate this LICENSE AGREEMENT forthwith by giving written notice to the first party.

17.5 Subject to Article 18.3(ii), failure to terminate this Agreement following breach or failure to comply with this Agreement shall not constitute a waiver of a party's defenses, rights or causes of action arising from such or any future breach or noncompliance.

ARTICLE 18.   RIGHTS AND OBLIGATIONS UPON TERMINATION

18.1 In the event this LICENSE AGREEMENT is terminated in its entirety by JANSSEN in accordance with Articles 17.1 and 17.2 hereunder, or by ILEX under Article 17.3 or 17.4 hereunder, JANSSEN undertakes:

       (a) to deliver to ILEX any ILEX KNOW-HOW or JANSSEN KNOW-HOW in its possession;

       (b) not to use the ILEX KNOW-HOW as long as it has to be kept confidential pursuant to Article 6 hereunder;

       (c)    to terminate its rights under the PATENT RIGHTS;

       (d) to transfer, at ILEX's written request, all MARKETING AUTHORIZATIONS and regulatory filings to ILEX or its designee; and

       (e) to transfer to ILEX responsibility for and control of ongoing DEVELOPMENT work being performed by JANSSEN, including contracts with Third Parties for such work, in an expeditious and orderly manner with the costs for such work assumed by ILEX as of the date of notice.

18.2 In the event of (a) a material default by ILEX, or (b) an ILEX CHANGE IN CONTROL under Article 19.2 hereof, then, JANSSEN, at its option, may (i) elect to terminate this LICENSE AGREEMENT in its entirety, or (ii) terminate the provisions of Articles 3.1.1, 3.1.2 and 3.1.3. and continue the LICENSE AGREEMENT. In the event of termination in its entirety under (i) above, all rights and licenses to the PATENT RIGHTS and ILEX KNOW-HOW shall revert to ILEX. In the event of partial termination under (ii) above, all provisions of this LICENSE AGREEMENT shall survive except Articles 3.1.1, 3.1.2, and 3.1.3. and JANSSEN shall be entitled to use all ILEX KNOW-HOW and other information generated under this LICENSE AGREEMENT, and shall have an exclusive, worldwide license under the PATENT RIGHTS and ILEX KNOW-HOW, to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCTS for the remaining duration of this LICENSE AGREEMENT, provided however, that in the event of a material default by ILEX, all further payments due ILEX under Articles 4 and 5 hereof shall be reduced by [**] percent ([**]). Further, in either event of (a) or (b) above, ILEX will provide JANSSEN with all reasonable assistance to transfer the ILEX KNOW-HOW and enable JANSSEN to continue DEVELOPMENT and to make, have made, USE, SELL and HAVE SOLD LICENSED PRODUCT.

18.3 Termination of this Agreement for any reason shall be without prejudice to:

       (i) ILEX'S right to receive all payments accrued and unpaid on the effective date of such termination; and

       (ii) Any other remedies which either party may then or thereafter have hereunder or otherwise, provided however, that ILEX's remedies shall be limited to those recited in Articles 17.3 and 18.1 should JANSSEN fail to perform under Article 3, particularly
              Article 3.2.1, and, as a result JANSSEN shall not be liable to ILEX under any contract, negligence, strict liability or other legal or equitable theory for any incidental or consequential damages for failure to perform under Article 3.

18.4 Articles 6, 7, 10, 14, 15 and 20 shall survive the expiration and any termination of the LICENSE AGREEMENT for any reason.

ARTICLE 19.   ASSIGNMENT

19.1 This Agreement or any interest herein shall not be assigned or transferred, in whole or in part, by either party hereto without the prior written consent of the other party hereto. However, without securing such prior written consent, but subject to Article 19.2 hereof, either party may assign this Agreement to an AFFILIATE or a successor of all or substantially all of its business to which this Agreement relates provided, that no such assignment shall be binding and valid until and unless the assignee shall have assumed in a writing, delivered to the non-assigning party, all of the duties and obligations of the assignor, and, provided, further, that the assignor shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations.

19.2 This LICENSE AGREEMENT shall be binding upon, and inure to, the benefit of the parties hereto, to the benefit of any permitted assignee or successor to substantially the entire assets of JANSSEN to which this LICENSE AGREEMENT relates, and to the benefit of any permitted assignee or successor to substantially the entire assets of ILEX to which this LICENSE AGREEMENT relates. If, at any time during the term of this LICENSE AGREEMENT, an ILEX CHANGE IN CONTROL occurs, JANSSEN shall have the right, upon notice, to terminate this LICENSE AGREEMENT, partially or in its entirety, and the provisions of Article 18.2 shall apply. JANSSEN shall also have the right, whether or not it elects to terminate this LICENSE AGREEMENT in whole or in part, to require that all steps it may reasonably specify be taken to prevent disclosure of its confidential information to any such acquiror or assignee in any way deemed adverse to its interests.

ARTICLE 20.   DISPUTE RESOLUTION

20.1 Any controversy or claim arising out of or relating to the Agreement, or the parties' decision to enter into this Agreement, or their breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association with a panel of three (3) arbitrators. The Arbitrators shall be selected from the National Panel of Arbitrators of the American Arbitration Association. Each party shall select one arbitrator and the two selected arbitrators shall select the third arbitrator. If the two selected arbitrators cannot agree on a third arbitrator then the American Arbitration Association shall select said arbitrator from the National Panel of Arbitrators.
       All arbitrators shall be selected from a pool of independent arbitrators who are willing to serve within 45 days of receipt of the request to do so. Each Party shall make its appointment within twenty (20) days of receipt of the request for Arbitration and the third member shall be selected by the two other members within ten (10) days of the selection of the first two panel members.

20.2 The parties shall be entitled to discovery not to exceed four (4) months from the date of filing of the notice of arbitration of all documents and information reasonably necessary for a full understanding of any legitimate issue raised in the arbitration. They may use all methods of discovery including but not limited to depositions, requests for admissions and requests for production of documents. The time periods for compliance shall be set by the arbitrator who may also set reasonable limits on the scope of such discovery and shall not permit either party to take in excess of five depositions except in exceptional circumstances and for good cause shown. The Federal Rules of Evidence shall govern the admissibility of evidence in the arbitration proceeding. The proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard both parties' confidential information.

20.3 The arbitrator shall not award punitive damages to either party and the parties shall be deemed to have waived any right to such damages. The arbitrator shall render his or her decision within thirty (30) days of completion of the hearing and, in rendering his or her decision, shall apply the substantive law of the State of New Jersey except the interpretation of and enforcement of this provision shall be governed by the Federal Arbitration Act. Arbitration shall take place in the City of New York. The fees of the arbitrator and the American Arbitration Association shall be split equally between the parties. Any judgment upon the award rendered by the arbitrator may be entered in any count having jurisdiction thereof, and shall not be subject to being vacated and shall not be appealable.

ARTICLE 21.   MANUFACTURE AND SUPPLY

       JANSSEN shall have the exclusive right to manufacture or have manufactured LICENSED PRODUCT. In the event JANSSEN decides to out-source the manufacture of LICENSED PRODUCT in bulk form, it shall request a bid from ILEX. Such bid shall be considered if ILEX is able to produce LICENSED PRODUCT in bulk form at a competitive price and according to JANSSEN's specifications, and in a manner which meets the requirements for United States and European sales, including cGMP requirements, but any final decision concerning out-sourcing of manufacture shall be solely at JANSSEN's discretion.

ARTICLE 22.   GENERAL

22.1 Before signing this LICENSE AGREEMENT the parties have had numerous conversations, including preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this LICENSE AGREEMENT and their aspirations for its success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. It is also recognized, however, that all business transactions contain an element of risk, as does the transaction contemplated by this LICENSE AGREEMENT and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, it is agreed that this LICENSE AGREEMENT, including the Appendices hereto attached, (and the accompanying Stock Purchase Agreement) constitutes the entire agreement and understanding between the parties as to the legal undertakings hereunder. All prior negotiations, representations, agreements, contracts, offers and earlier understandings of whatsoever kind, whether written or oral between ILEX and JANSSEN in respect of this LICENSE AGREEMENT, are superseded by, merger into, extinguished by and completely expressed by this LICENSE AGREEMENT. No aspect, part or wording of this LICENSE AGREEMENT may be notified except by mutual agreement between ILEX and JANSSEN taking the form of an instrument in writing signed and dated by duly authorized representatives of both ILEX and JANSSEN.

22.2 All communications, reports, payments and notices required by this License agreement by one party to the other shall be addressed to the parties at their respective addresses set forth below or to such other address as requested by either party by notice in writing to the other.

              If to ILEX:

                     ILEX ONCOLOGY, INC.
                     14785 Omicron, Suite 101
                     San Antonio, Texas  78245-3201
                     Attention:  __________________________
                     Telefax No.: (210) 677-6010

              If to JANSSEN:

                     JANSSEN PHARMACEUTICA, N.V.
                     Turnhoutseweg 30,
                     2340 Beerse, Belgium
                     ATTENTION:  President, JRF
                     Telefax No.: (32 + 14) 60-28-41

              With a copy to:

                     Chief Patent Counsel
                     Johnson & Johnson
                     One Johnson & Johnson Plaza
                     New Brunswick, New Jersey 08903
                     Telefax No.:  (908) 524-2808

       All such notices, reports, payments and communications shall be made in writing and shall be deemed given if delivered personally or by telefax (receipt verified) to the numbers set forth above or by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service and shall be considered made as of the date sent or when received by telefax.

22.3 All matters affecting the interpretation, validity, and performance of this Agreement shall be governed by the internal laws of the State of Delaware without regard to its conflict of law principles, except as to any issue which by Delaware law depends upon the validity, scope of enforceability of any patent within the PATENT RIGHTS, which issue shall be determined in accordance with the applicable patent laws of the country of such patent.

22.4 Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any jurisdiction, the validity of the remaining part or provisions shall not be affected by such holdings.

22.5 Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

22.6 The waiver by either party, whether express or implied, of any provisions of this Agreement, or of any breach or default of either party, shall not be construed to be a continuing waiver of such provision, or of any succeeding breach or default or of a waiver of any other provisions of this Agreement.

22.7 Notwithstanding anything to the contrary in this LICENSE AGREEMENT, nothing herein contained shall be construed as a representation by ILEX that the PATENT RIGHTS can be or will be used to prevent the importation by a third party hereto of a product into or the SALE or USE by a third party hereto of a product in any country within the PATENT RIGHTS where such product shall have been placed in commerce under circumstances which preclude the use of the PATENT RIGHTS to prevent such importation or SALE or USE by reason of any applicable law or treaty.

22.8 As used in this LICENSE AGREEMENT, singular includes the plural and plural includes the singular, wherever so required by the context. The headings appearing at the beginning of the numbered Articles hereof have been inserted for convenience only and do not constitute a part of this LICENSE AGREEMENT.

22.9 Nothing herein shall be deemed to create an agency, joint venture or partnership between the parties hereto.

22.10 Notwithstanding any other provisions of this LICENSE AGREEMENT, neither of the parties hereto shall be liable in damages or have the right to terminate this LICENSE AGREEMENT for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to acts of GOD, governmental restrictions, wars, or insurrections, strikes, floods, work stoppages and/or lack of materials, and any time for performance hereunder shall be extended for the actual time of delay caused by such occurrence; provided, however, that the party suffering such delay or default shall notify the other party in writing of the reasons for the delay or default and shall diligently seek to correct such conditions. If such reasons for delay or default continuously exist for six (6) months, this LICENSE AGREEMENT may be terminated by the other party.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and duly executed this LICENSE AGREEMENT on the date(s) indicated below, to be effective the day and year first above written.

For and on Behalf of ILEX ONCOLOGY INCORPORATED


By:___________________________________

Name:_________________________________

Title:________________________________

Date:_________________________________

For and on Behalf of JANSSEN PHARMACEUTICA, N.V.

By:___________________________________

Name: Gustaaf Van Reet, Ph.D.

Title: Managing Director

Date:_________________________________